Exhibit 99.1

NAUTILUS, INC. REPORTS FISCAL SECOND QUARTER 2023 RESULTS

Direct Segment Net Sales of $24.5M up 51% vs pre-pandemic Q2 Fiscal 2020

JRNY® Total Members Reaches Approximately 400k with 116% Growth vs Q2 Fiscal 2022

Gross Margin Improves Sequentially from Prior Quarter by 480 basis points; Adjusted EBITDA Loss reduced by 50%

The Company Updates Full Year Guidance

VANCOUVER, WASHINGTON, November 9, 2022 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the fiscal 2023 second quarter ended and six-months ended September 30, 2022.

Management Comments

“Our omnichannel business model enabled us to deliver Q2 revenue growth of 24%, compared to the same pre-pandemic period in fiscal 2020, excluding Octane, driven by 51% growth in our Direct segment. We continue to work with our retail partners as they destock elevated inventory levels that impacted our Retail segment during the period. Our ability to improve gross margins and effectively manage our cost structure in Q2 supported sequential improvement in Adjusted EBITDA. Further, we continue to expand our digital fitness platform, JRNY®, which reached approximately 400,000 members at September 30, 2022, representing approximately 116% growth versus the same quarter last year,” said Jim Barr, Nautilus, Inc. Chief Executive Officer.

Mr. Barr continued, “Looking ahead, we are now entering the seasonally strongest part of our year and continue to expect meaningful sequential revenue growth for the back half of this fiscal year. Our ability to offer customers a diversified product assortment of strength and cardio offerings that includes our JRNY® platform at a compelling total cost of ownership enables us to drive demand and expand our market position. Even with the current challenging economic environment, we remain focused on getting to breakeven on an Adjusted EBITDA basis for the back half of the year. We continue to make tremendous progress on our North Star strategy, including becoming a nimbler organization that is equipped to adapt to market conditions.”

Total Company Results

For fiscal 2023, Nautilus expects to return to a more typical pre-pandemic seasonality, with the 2nd Half of the year contributing more of the full year's revenue. Additionally, to gauge sales growth and progress against more "normalized" or pre-pandemic results, the Company will rely more heavily on measuring performance of fiscal 2023 sales growth versus the pre-pandemic twelve-month period that ended March 31, 2020 ("fiscal 2020") to guide business strategy, rather than measuring performance against the atypical, outsized results that occurred during the pandemic.

Fiscal 2023 Second Quarter Ended September 30, 2022 Compared to September 30, 2021

•Net sales were $65.5 million, compared to $138.0 million, a decline of 52.6% versus last year. Net sales are up 24%, or 7% Compound Annual Growth Rate ("CAGR"), when compared to the same period in fiscal 2020, excluding sales related to the Octane brand, which was sold in October 2020. The sales decline versus last year is driven primarily by the return to pre-pandemic seasonal demand and pre-pandemic sales discounting practices, as our typical sales discounts were largely unnecessary during the pandemic period.

•Gross profit was $11.5 million, compared to $42.1 million last year. Gross profit margins were 17.5% compared to 30.5% last year. The 13.0 ppt decrease in gross margins was primarily due to increased discounting (-4 ppts), unfavorable logistics overhead absorption (-4 ppts), increased investments in JRNY® (-3 ppts), a prior year release of a special warranty reserve (-2 ppts), and an increase in inventory adjustments (-2 ppts), partially offset by improvement in other costs (+2 ppts).

•Operating expenses were $25.8 million compared to $44.0 million last year. The decrease of $18.2 million, or 41.4%, was primarily due to $9.3 million lower media spending, a $4.7 million prior year loss contingency related to a legal settlement, a decrease of $3.0 million due to other cost savings, and a $2.7 million decrease in other variable selling and marketing expenses due to decreased sales, offset by a $1.5 million increase in JRNY® investments. Total advertising expenses were $3.1 million versus $12.4 million last year.

•Operating loss was $14.3 million or a negative 21.8% operating margin, compared to an operating loss of $2.0 million last year, primarily driven by lower gross profit.

•Income tax expense was $0.2 million this year compared to $2.2 million last year. The income tax expense this quarter was primarily a result of a U.S. deferred tax asset valuation allowance in the amount of $3.6 million recorded in the second quarter of fiscal 2023.

•Loss from continuing operations was $15.3 million, or $0.48 per diluted share, compared to $4.6 million, or $0.15 per diluted share, last year.

•Net loss was $13.2 million, or $0.41 per diluted share, compared to net loss of $4.6 million or $0.15 per diluted share, last year.

•The following statements exclude the impact of legal settlement and acquisition and other related costs1 for the three-months ended September 30, 2021.

◦Adjusted operating expenses were $25.2 million compared to $38.5 million last year. The $13.4 million or 34.7% decrease was primarily due to $9.3 million lower media spending, a decrease of $2.4 million due to other cost savings, and a $2.7 million decrease in other variable selling and marketing expenses due to decreased sales, partially offset by a $1.1 million increase in JRNY® investments.

◦Adjusted operating loss was $13.7 million compared to last year’s income of $3.5 million, driven by lower gross profit.

◦Adjusted EBITDA loss from continuing operations was $9.8 million compared to income of $7.0 million last year.

1 See “Reconciliation of Non-GAAP Financial Measures” for more information

Six-Months Ended September 30, 2022 Compared to Six-Months Ended September 30, 2021 (First Half)

•Net sales were $120.3 million, compared to $322.6 million, a decline of 62.7% versus last year. Net sales are up 17%, or 5% CAGR, when compared to the same period in fiscal 2020, excluding sales related to the Octane brand, which was sold in October 2020. The sales decline versus last year is driven primarily by the return to pre-pandemic seasonal demand and pre-pandemic sales discounting practices, as our typical sales discounts were largely unnecessary during the pandemic period.

•Gross profit was $18.4 million, compared to $97.6 million last year. Gross profit margins were 15.3% compared to 30.3% last year. The 15.0 ppt decrease in gross margins was primarily due to increased discounting (-7 ppts), unfavorable logistics overhead absorption (-6 ppts), increased investments in JRNY® (-3 ppts), an increase in inventory adjustments (-2 ppts), partially offset by improvements in other costs (+3 ppts).

•Operating expenses were $83.9 million compared to $81.6 million last year. The increase of $2.3 million, or 2.8%, was primarily due to a goodwill and intangible impairment charge of $27.0 million and a $5.0 million increase in JRNY® investments, offset by a $15.2 million decrease in media spending, a $5.2 million decrease in other variable selling and marketing expenses due to decreased sales, a decrease of $4.6 million due to savings in other operating expenses, and a $4.7 million prior year loss contingency for a legal settlement. Total advertising expenses were $8.8 million versus $24.0 million last year.

•Operating loss was $65.5 million or a negative 54.5% operating margin, compared to operating income of $15.9 million last year, primarily driven by a goodwill and intangible impairment charge of $27.0 million and lower gross profit associated with lower sales demand during the period.

•Income tax expense was $8.3 million this year compared to $5.7 million last year. The income tax expense in the current year was primarily a result of a U.S. deferred tax asset valuation allowance in the amount of $17.8 million recorded against our domestic uncovered net deferred tax assets to reduce our deferred tax assets to an anticipated realizable value.

•Loss from continuing operations was $75.5 million, or $2.40 per diluted share, compared to income of $9.4 million, or $0.29 per diluted share, last year.

•Net loss was $73.4 million, or $2.33 per diluted share, compared to net income of $9.3 million or $0.29 per diluted share, last year.

•The following statements exclude the impact of non-cash impairment charges1 related to the carrying value of our goodwill and intangible assets for the six-months ended September 30, 2022 and the impact of legal settlement and acquisition and other related costs1 for the six months ended September 30, 2021.

◦Adjusted operating expenses were $55.7 million compared to $75.9 million last year. The $20.3 million or 26.7% decrease was driven by $15.2 million lower media spending, a $5.2 million decrease in other variable selling and marketing expenses due to decreased sales, a decrease of $3.8 million due to savings in other operating expenses, partially offset by a $4.0 million increase in JRNY® investments.

◦Adjusted operating loss was $37.3 million compared to last year’s income of $21.6 million, driven by lower gross profit.

◦Adjusted EBITDA loss from continuing operations was $29.1 million compared to income of $28.4 million last year.

1 See “Reconciliation of Non-GAAP Financial Measures” for more information

JRNY® Update

•Nautilus continues to enhance the JRNY® platform through many unique features including the expansion of differentiated visual connected-fitness experiences for JRNY® Members.

•As of September 30, 2022, members of JRNY®, Nautilus’ personalized connected fitness platform, reached 396,000representing approximately 116% growth versus the same quarter last year. Of these members, 142,000 were Subscribers, representing approximately 258% growth over the same period. We define JRNY® Members as all individuals who have a JRNY® account and/or subscription, which includes Subscribers, their respective associated users, and users who consume free content. We define Subscribers as a person or household who paid for a Subscription, are in a trial, or have requested a "pause"' to their subscriptions for up to three months.

•Additionally, we made great strides over the last two years, expanding the number of products featuring JRNY® connectivity. In fiscal 2022, approximately 80% of total units sold were JRNY® compatible,

compared to only 22% in the pre-pandemic fiscal 2020. The trend of approximately 80% of total units sold being JRNY® compatible continued in the first two quarters of fiscal 2023.

•In the last two months, we’ve expanded our cardio offerings to include the Bowflex® BXT8J treadmill, along with the Schwinn® 190 upright bike and 290 recumbent bike. Prioritizing quality and compelling features at an affordable price point, all three products offer high-performance cardio combined with digital connectivity to the JRNY® adaptive fitness platform, paired via a user’s device.

•Nautilus' integration of VAY's motion-tracking capabilities into JRNY® will further advance and accelerate personalized strength workout options, including the addition of rep counting and form coaching for SelectTech® users, which we believe will drive JRNY® membership growth during the back-half of fiscal 2023.

Segment Results

Fiscal 2023 Second Quarter Ended September 30, 2022 Compared to September 30, 2021

Direct Segment

•Direct segment sales were $24.5 million, compared to $37.9 million, a decline of 35.3% versus last year, and up 51.1%, or 15% CAGR, compared to the same period in fiscal 2020. The net sales decrease compared to last year was primarily driven by the return to pre-pandemic seasonal demand and pre-pandemic sales discounting practices.

•Cardio sales declined 26.4% versus last year and were up 32.7%, or 10% CAGR, compared to the same period in fiscal 2020. Lower sales this quarter were primarily driven by lower bike demand. Strength product sales declined 48.3% versus last year and increased 112.1%, or 28% CAGR, compared to the same period in fiscal 2020. Lower sales this quarter were primarily driven by lower demand for SelectTech® weights.

•As of September 30, 2022, the Direct segment's backlog totaled $0.3 million. This amount represents unfulfilled consumer orders net of current promotional programs and sales discounts.

•Gross profit margin was 12.7% versus 36.9% last year. The 24.2 ppt decrease in gross margin was primarily driven by: increased discounting (-7 ppts), increased investments in JRNY® (-5 ppts), a prior year release of a special warranty reserve (-4 ppts), unfavorable logistics overhead absorption (-4 ppts), and increases in other costs (-4 ppts). Gross profit was $3.1 million, a decrease of 77.8% versus last year.

•Segment contribution loss was $7.9 million, or 32.2% of sales, compared to segment contribution loss of $1.8 million, or 4.8% of sales last year. The decline was primarily driven by lower gross profit, as explained above, offset by decreased media spend. Advertising expenses were $2.6 million compared to $6.8 million for the same period last year.

Retail Segment

•Retail segment sales were $39.9 million, compared to $99.2 million, a decline of 59.8% versus last year, and up 10.6%, or 3% CAGR, compared to the same period in fiscal 2020 excluding sales related to the Octane brand. Retail segment sales outside the United States and Canada were down 80.0% versus last year. The net sales decrease compared to last year is primarily driven by lower cardio sales as retailers work through higher-than-normal inventory levels.

•Cardio sales declined 75.3% versus last year and were down 45.7%, or 18% CAGR, compared to the same period in fiscal 2020, excluding sales related to the Octane brand. Lower sales this quarter were primarily driven by lower bike demand. Strength product sales declined 37.1% versus last year and increased 172.2% or 40% CAGR, compared to the same period in fiscal 2020. Lower sales this quarter were primarily driven by lower demand for SelectTech® weights.

•As of September 30, 2022, the Retail segment's backlog totaled $32.6 million. This amount represents customer orders for future shipments and are net of contractual rebates and consideration payable to applicable Retail customers.

•Gross profit margin was 18.3% versus 27.4% last year. The 9.1 ppt decrease in gross margin was primarily driven by: an increase in inventory adjustment (-4 ppts), increased discounting (-3 ppts) and unfavorable logistics overhead absorption (-3 ppts), partially offset by improvements in other costs (+1 ppt). Gross profit was $7.3 million, a decrease of 73% versus last year.

•Segment contribution loss was $1.0 million, or 2.4% of sales, compared to segment contribution income of $18.7 million, or 18.9% of sales, last year. The decline was primarily driven by lower gross profit as explained above.

Comparison of Segment Results for the Six-Months Ended September 30, 2022 to the Six-Months Ended September 30, 2021 (First Half)

Direct Segment

•Direct segment sales were $51.0 million, compared to $101.2 million, a decline of 49.7% versus last year, and up 37.6%, or 11% CAGR, compared to the same period in fiscal 2020. The net sales decrease compared to last year was primarily driven by the return to pre-pandemic seasonal demand and higher sales discounting practices.

•Cardio sales declined 37.5% versus last year and were up 17.9%, or 6% CAGR, compared to the same period in fiscal 2020. Lower sales were primarily driven by lower bike demand. Strength product sales declined 63.4% versus last year and increased 103.5%, or 27% CAGR, compared to the same period in fiscal 2020. Lower sales this year were primarily driven by lower demand for SelectTech® weights.

•Gross profit margin was 15.0% versus 38.0% last year. The 23.0 ppt decrease in gross margin was primarily due to increased discounting (-8 ppts), increased investments in JRNY® (-6 ppts), unfavorable logistics overhead absorption (-6 ppts), a prior year release of a special warranty reserve (-2 ppts) and increased inventory reserves (-1 ppt). Gross profit was $7.7 million, down 80.1% versus last year.

•Segment contribution loss was $17.8 million, or 34.9% of sales, compared to segment contribution income of $4.9 million, or 4.9% of sales last year. The decline was primarily driven by lower gross profit, as explained above, offset by decreased media spend. Advertising expenses were $7.8 million compared to $14.8 million for the same period last year.

Retail Segment

•Retail segment sales were $67.3 million, compared to $219.6 million, a decline of 69.3% versus last year and up 5.1%, or 2% CAGR, compared to the same period in fiscal 2020, excluding sales related to the Octane brand. Retail segment sales outside the United States and Canada were down 82% versus last year. The net sales decrease compared to last year is primarily driven by lower cardio sales and higher sales discounting as retailers work through higher-than-normal inventory levels.

•Cardio sales declined 82.3% versus last year and were down 39.2%, or 15% CAGR, compared to the same period in fiscal 2020, excluding sales related to the Octane brand. Lower sales this year were primarily driven by lower bike demand. Strength product sales declined by 42.2% versus last year and increased 97.6% or 25% CAGR, compared to the same period in fiscal 2020. Lower sales this year were primarily driven by lower demand for SelectTech® weights.

•Gross profit margin was 13.0% versus 26.1% last year. The 13.1 ppt decrease in gross margin was primarily due to increased discounting (-6 ppts), unfavorable logistics overhead absorption (-6 ppts) and increase in inventory adjustments (-3 ppts), partially offset by improvements in other costs (+2 ppts). Gross profit was $8.8 million, a decrease of 85% versus last year.

•Segment contribution loss was $4.4 million, or 6.6% of sales, compared to segment contribution income of $40.8 million, or 18.6% of sales, last year. The decline was primarily driven by lower gross profit as explained above.

Balance Sheet and Other Key Highlights as of September 30, 2022:

•Cash and Liquidity:

•Cash, cash equivalents, and restricted cash were $6.8 million, compared to cash, cash equivalents, and restricted cash of $14.2 million as of March 31, 2022. The decrease was primarily due to the net loss, offset by increased debt and changes in working capital.

•Debt and other borrowings were $47.0 million compared to $29.4 million as of March 31, 2022.

•$22.2 million was available for borrowing under the Wells Fargo Asset Based Lending Revolving Facility (“Facility”) compared to $65.8 million as of March 31, 2022.

•Inventory was $99.2 million, down 11% compared to $111.2 million as of March 31, 2022 and down 39% versus the same quarter last year. The year-over-year decrease in inventory was driven by sell-through and strong inventory management as the Company continued to right-size inventory levels. About 11% of inventory as of September 30, 2022 was in-transit.

•Trade receivables were $33.7 million, compared to $61.5 million as of March 31, 2022. The decrease in trade receivables was due to lower sales and the timing of customer payments.

•Trade payables were $36.5 million, compared to $53.2 million as of March 31, 2022. The decrease in trade payables was primarily due to planned reduction in inventory levels.

•Capital expenditures totaled $7.5 million for the six-months ended September 30, 2022.

Forward Looking Guidance

The following forward-looking statements reflect the Company's full fiscal year 2023 expectations as of November 9, 2022 and are subject to risks and uncertainties.

Second Half and Full Year 2023

•The Company expects full year revenue of between $315 million and $365 million compared to the previous range of $380 million to $460 million. The decline in revenue is primarily due to lower expectations in the Retail segment.

•The Company now expects gross margins for the second half of the year to be in the range of 24% to 27%, compared to the previous range of 27% to 30%. The decline is primarily due to the lower revenue and the resulting loss of expense leverage of fixed costs.

•The sequential improvement in gross margins versus the first half are driven by lower in-bound freight, the elimination of detention and demurrage fees, and the reduction in logistics facilities footprint. The Company closed one of its distribution centers at lease expiration in October 2022 and will not be renewing the leases of some storage locations in-line with the progress made to right-size inventory levels.

•The Company remains focused on achieving break-even Adjusted EBITDA for the 2nd Half of fiscal 2023 to minimize cash consumption and begin the return to profitability. However, given the wide range of revenue expectations driven by the current macro-economic environment, the Company is now guiding to full year Adjusted EBITDA(1) loss to be between $30 million and $40 million compared to the prior range of Adjusted EBITDA(1) loss of between $25 million and $35 million.

•The Company continues to expect JRNY® Members to exceed 500,000 at March 31, 2023.

(1) We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent unpredictability of forecasting certain types of expenses such as stock-based compensation and income tax expenses, which affect net income but not Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, if any, on net income. The inability to project certain components of the calculation would significantly affect the accuracy of a reconciliation. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.

Conference Call

Nautilus will discuss our fiscal 2023 second quarter ended September 30, 2022 operating results during a live conference call and webcast on Wednesday, November 9, 2022 at 1:30 p.m. Pacific Time. The conference call can be accessed by calling (844) 825-9789 in North America. International callers may dial (412) 317-5180. Please note that there will be presentation slides accompanying the earnings call. The slides will be displayed live on the webcast and will be available to download via the webcast player or at http://www.nautilusinc.com/events. The webcast will be archived online within two hours after completion of the call and will be available for six months. Participants from the Company will include Jim Barr, Chief Executive Officer and Aina Konold, Chief Financial Officer.

A telephonic playback will be available from 4:30 p.m. PT, November 9, 2022 through 8:59 p.m. PT, November 22, 2022. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 10172366.

About Nautilus, Inc.

Nautilus, Inc. (NYSE:NLS) is a global leader in digitally connected home fitness solutions. The Company’s brand family includes Bowflex®, Nautilus®, Schwinn®, and JRNY®, its digital fitness platform. With a broad selection of exercise bikes, cardio equipment, and strength training products, Nautilus, Inc. empowers healthier living through individualized connected fitness experiences and in doing so, envisions building a healthier world, one person at a time.

Headquartered in Vancouver, Washington, the Company’s products are sold direct to consumer on brand websites and through retail partners and are available throughout the U.S. and internationally. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

Forward-Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected, targeted or forecasted financial, operating results and capital expenditures, including but not limited to net sales growth rates, gross margins, operating expenses, operating margins, anticipated demand for the Company's new and existing products, statements regarding the Company's prospects, resources or capabilities; planned investments, strategic initiatives and the anticipated or targeted results of such initiatives; the effects of the COVID-19 pandemic on the Company’s business; and planned operational initiatives and the anticipated cost-saving results of such initiatives.

All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause Nautilus, Inc.’s actual expectations to differ materially from these forward-looking statements also include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; risks associated with current and potential delays, work stoppages, or supply chain disruptions, including shipping delays due to the severe shortage of shipping containers; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates and increased shipping costs; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; risks related to the impact on our business of the COVID-19 pandemic or similar public health crises; softness in the retail marketplace; availability and timing of capital for financing our strategic initiatives, including being able to raise capital on favorable terms or at all; changes in the financial markets, including changes in credit markets and interest rates that affect our ability to access those markets on favorable terms and the impact of any future impairment. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances.

# # # #
SOURCE: Nautilus, Inc.
Investor Relations:
John Mills
ICR, LLC
646-277-1254
John.mills@icrinc.com

Media:
John Fread
Nautilus, Inc
360-859-5815
jfread@nautilus.com

Robin Rootenberg
Action Mary
925-464-8030
robin.rootenberg@actionmary.com

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and six-month periods ended September 30, 2022 and 2021 (unaudited and in thousands, except per share amounts):

	Three-Months Ended September 30,		Six-Months Ended September 30,
	2022	2021	2022	2021
Net sales	$65,458	$137,959	$120,275	$322,552
Cost of sales	54,000	95,906	101,859	224,994
Gross profit	11,458	42,053	18,416	97,558
Operating expenses:
Selling and marketing	9,400	21,939	22,290	43,239
General and administrative	10,995	16,376	23,458	27,899
Research and development	5,405	5,688	11,229	10,503
Goodwill and intangible impairment charge	—	—	26,965	—
Total operating expenses	25,800	44,003	83,942	81,641

Operating (loss) income	(14,342)	(1,950)	(65,526)	15,917
Other expense, net	(815)	(375)	(1,705)	(788)
(Loss) income from continuing operations before income taxes	(15,157)	(2,325)	(67,231)	15,129
Income tax expense	156	2,242	8,251	5,680
(Loss) income from continuing operations	(15,313)	(4,567)	(75,482)	9,449
Income (loss) from discontinued operations, net of income taxes	2,110	(35)	2,102	(167)
Net (loss) income	$(13,203)	$(4,602)	$(73,380)	$9,282

Basic (loss) income per share from continuing operations	$(0.48)	$(0.15)	$(2.40)	$0.31
Basic income (loss) per share from discontinued operations	0.07	—	0.07	(0.01)
Basic net (loss) income per share	$(0.41)	$(0.15)	$(2.33)	$0.30

Diluted (loss) income per share from continuing operations	$(0.48)	$(0.15)	$(2.40)	$0.29
Diluted income per share from discontinued operations	0.07	—	0.07	—
Diluted net (loss) income per share	$(0.41)	$(0.15)	$(2.33)	$0.29

Shares used in per share calculations:
Basic	31,585	30,968	31,496	30,833
Diluted	31,585	30,968	31,496	32,437

Select Metrics:
Gross margin	17.5%	30.5%	15.3%	30.2%
Selling and marketing % of net sales	14.4%	15.9%	18.5%	13.4%
General and administrative % of net sales	16.8%	11.9%	19.5%	8.6%
Research and development % of net sales	8.3%	4.1%	9.3%	3.3%
Operating (loss) income % of net sales	(21.9)%	(1.4)%	(54.5)%	4.9%

SEGMENT INFORMATION

The following table presents certain comparative information by segment and major product lines within each business segment for the three and six-months ended September 30, 2022 and 2021 (unaudited and in thousands):

	Three-Months Ended September 30,		Change
	2022	2021	$	%
Net sales:
Direct net sales:
Cardio products(1)	$16,493	$22,406	$(5,913)	(26.4)%
Strength products(2)	7,987	15,447	(7,460)	(48.3)%
Direct	24,480	37,853	(13,373)	(35.3)%

Retail net sales:
Cardio products(1)	14,554	58,848	(44,294)	(75.3)%
Strength products(2)	25,351	40,305	(14,954)	(37.1)%
Retail	39,905	99,153	(59,248)	(59.8)%

Royalty	1,073	953	120	12.6%
Consolidated net sales	$65,458	$137,959	$(72,501)	(52.6)%

Gross profit:
Direct	$3,101	$13,976	$(10,875)	(77.8)%
Retail	7,284	27,124	(19,840)	(73.1)%
Royalty	1,073	953	120	12.6%
Consolidated gross profit	$11,458	$42,053	$(30,595)	(72.8)%

Gross margin:
Direct	12.7%	36.9%	(2,420)	basis points
Retail	18.3%	27.4%	(910)	basis points

Contribution:
Direct	$(7,887)	$(1,835)	$(6,052)	(329.8)%
Retail	966	18,741	(17,775)	(94.8)%
Royalty	1,073	953	120	12.6%
Consolidated contribution	$(5,848)	$17,859	$(23,707)	(132.7)%

Reconciliation of consolidated contribution to loss from continuing operations:
Consolidated contribution	$(5,848)	$17,859	$(23,707)	(132.7)%
Amounts not directly related to segments:
Operating expenses	(8,493)	(19,809)	11,316	57.1%
Other expense, net	(816)	(375)	(441)	(117.6)%
Income tax expense	(156)	(2,242)	2,086	93.0%
Loss from continuing operations	$(15,313)	$(4,567)	$(10,746)	(235.3)%

(1) Cardio products include: connected-fitness bikes, the Bowflex® C6, Bowflex® VeloCore®, Schwinn® IC4, Max Trainer®, connected-fitness treadmills, other exercise bikes, ellipticals and subscription services.

(2) Strength products include: Bowflex® Home Gyms, Bowflex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

	Six-Months Ended September 30,		Change
	2022	2021	$	%
Net sales:
Direct net sales:
Cardio products(1)	$33,626	$53,836	$(20,210)	(37.5)%
Strength products(2)	17,331	47,413	(30,082)	(63.4)%
Direct	50,957	101,249	(50,292)	(49.7)%

Retail net sales:
Cardio products(1)	26,397	148,772	(122,375)	(82.3)%
Strength products(2)	40,951	70,865	(29,914)	(42.2)%
Retail	67,348	219,637	(152,289)	(69.3)%

Royalty	1,970	1,666	304	18.2%
Consolidated net sales	$120,275	$322,552	$(202,277)	(62.7)%

Gross profit:
Direct	$7,665	$38,490	$(30,825)	(80.1)%
Retail	8,781	57,402	(48,621)	(84.7)%
Royalty	1,970	1,666	304	18.2%
Consolidated gross profit	$18,416	$97,558	$(79,142)	(81.1)%

Gross margin:
Direct	15.0%	38.0%	(2,300)	basis points
Retail	13.0%	26.1%	(1,310)	basis points

Contribution:
Direct	$(17,780)	$4,924	$(22,704)	(461.1)%
Retail	(4,442)	40,831	(45,273)	(110.9)%
Royalty	1,970	1,666	304	18.2%
Consolidated contribution	$(20,252)	$47,421	$(67,673)	(142.7)%

Reconciliation of consolidated contribution to (loss) income from continuing operations:
Consolidated contribution	$(20,252)	$47,421	$(67,673)	(142.7)%
Amounts not directly related to segments:
Operating expenses	(45,274)	(31,504)	(13,770)	(43.7)%
Other expense, net	(1,704)	(788)	(916)	(116.2)%
Income tax expense	(8,252)	(5,680)	(2,572)	(45.3)%
(Loss) income from continuing operations	$(75,482)	$9,449	$(84,931)	(898.8)%

(1) Cardio products include: connected-fitness bikes, the Bowflex® C6, Bowflex® VeloCore®, Schwinn® IC4, Max Trainer®, connected-fitness treadmills, other exercise bikes, ellipticals and subscription services.

(2) Strength products include: Bowflex® Home Gyms, Bowflex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of September 30, 2022 and March 31, 2022 (unaudited and in thousands):

	As of
	September 30, 2022	March 31, 2022
Assets

Cash and cash equivalents	$5,805	$12,872
Restricted cash	946	1,339
Trade receivables, net of allowances	33,662	61,454
Inventories	99,210	111,190
Prepaids and other current assets	10,124	14,546
Other current assets - restricted, current	3,887	3,887
Income taxes receivable	1,658	1,998
Total current assets	155,292	207,286
Property, plant and equipment, net	34,182	32,129
Operating lease right-of-use assets	21,085	23,620
Goodwill	—	24,510
Other intangible assets, net	6,818	9,304
Deferred income tax assets, non-current	758	8,760
Income taxes receivable, non-current	5,673	5,673
Other assets	2,705	2,763
Total assets	$226,513	$314,045

Liabilities and Shareholders' Equity

Trade payables	$36,542	$53,165
Accrued liabilities	19,957	29,386
Operating lease liabilities, current portion	4,057	4,494
Finance lease liabilities, current portion	121	119
Warranty obligations, current portion	3,450	4,968
Income taxes payable, current portion	536	839
Debt payable, current portion, net of unamortized debt issuance costs	2,243	2,243
Total current liabilities	66,906	95,214
Operating lease liabilities, non-current	18,619	20,926
Finance lease liabilities, non-current	339	395
Warranty obligations, non-current	900	1,248
Income taxes payable, non-current	1,943	4,029
Deferred income tax liabilities, non-current	313	—
Other non-current liabilities	1,081	1,071
Debt payable, non-current, net of unamortized debt issuance costs	44,793	27,113
Shareholders' equity	91,619	164,049
Total liabilities and shareholders' equity	$226,513	$314,045

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Presentation
Nautilus presents non-GAAP financial measures as a complement to results provided in accordance with GAAP, and the non-GAAP financial measures should not be regarded as a substitute for GAAP.

In addition to disclosing its financial results determined in accordance with GAAP, Nautilus has presented in this release certain non-GAAP financial measures, which exclude the impact of certain items (as further described below). Management believes these measures are also useful to investors as these are the same metrics that management uses to evaluate past performance and prospects for future performance. Nautilus strongly encourages investors to review all its financial statements and publicly filed reports in their entirety and to not rely on any single financial measure to evaluate the Company’s performance.

Adjusted Results

In addition to disclosing the comparable GAAP results, Nautilus has presented its operating expenses and operating (loss) income on an adjusted basis to exclude certain non-recurring items, including the non-cash charge related to goodwill and intangible asset impairment(1), the legal settlement(2), and acquisition and other related costs(3). The Company believes that excluding these items, which are inconsistent in amount and frequency, supplements the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance. Nautilus has also presented EBITDA from continuing operations on an adjusted basis, excluding the aforementioned items for similar reasons.

Adjusted EBITDA from Continuing Operations

Nautilus has also presented EBITDA from continuing operations on an adjusted basis, to exclude the non-cash charge related to goodwill and intangible asset impairment(1), the legal settlement(2), and acquisition and other related costs(3), depreciation, amortization, and stock-based compensation and other net expenses. The Company believes that EBITDA is an important measure as it allows the company to evaluate past performance and prospects for future performance. The Company believes the exclusion of stock-based compensation expense provides for a better comparison of operating results to prior periods and to peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions, and the variety of award types. The Company excludes other expenses, net that are the result of factors and can vary significantly from one period to the next, we believe that exclusion of such other expenses are useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis.

We do not reconcile non-GAAP financial measures on a forward-looking basis as it is impractical to do so without unreasonable effort.

The following table presents a reconciliation of operating expenses, the most directly comparable GAAP measure, to Adjusted operating expenses for the three and six-month periods ended September 30, 2022 and 2021 (unaudited and in thousands):

	Three-Months Ended September 30,		Six-Months Ended September 30,
	2022	2021	2022	2021
Operating expenses	$25,800	$44,003	$83,942	$81,641
Goodwill and intangible impairment charge(1)	—	—	(26,965)	—
Legal settlement(2)	—	(4,665)	—	(4,665)
Acquisition and other related costs(3)	(648)	(818)	(1,296)	(1,030)
Adjusted operating expenses	$25,152	$38,520	$55,681	$75,946

The following table presents a reconciliation of operating (loss) income, the most directly comparable GAAP measure, to Adjusted operating (loss) income for the three and six-month periods ended September 30, 2022 and 2021 (unaudited and in thousands):

	Three-Months Ended September 30,		Six-Months Ended September 30,
	2022	2021	2022	2021
Operating (loss) income	$(14,342)	$(1,950)	$(65,526)	$15,917
Goodwill and intangible impairment charge(1)	—	—	26,965	—
Legal settlement(2)	—	4,665	—	4,665
Acquisition and other related costs(3)	648	818	1,296	1,030
Adjusted operating (loss) income	$(13,694)	$3,533	$(37,265)	$21,612

The following table presents a reconciliation of (loss) income from continuing operations, the most directly comparable GAAP measure, to Adjusted EBITDA from continuing operations for the three and six-month periods ended September 30, 2022 and 2021 (unaudited and in thousands):

	Three-Months Ended September 30,		Six-Months Ended September 30,
	2022	2021	2022	2021
(Loss) income from continuing operations	$(15,313)	$(4,567)	$(75,482)	$9,449
Other expense, net	815	375	1,705	788
Income tax expense from continuing operations	156	2,242	8,251	5,680
Depreciation and amortization	2,480	1,944	4,786	3,979
Stock-based compensation expense	1,367	1,540	3,346	2,765
Goodwill and intangible impairment charge(1)	—	—	26,965	—
Legal settlement(2)	—	4,665	—	4,665
Acquisition and other related costs(3)	648	818	1,296	1,030
Adjusted (loss) earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) from continuing operations	$(9,847)	$7,017	$(29,133)	$28,356

(1) Goodwill and intangible impairment charge
In accordance with ASC 350 — Intangibles — Goodwill and Other, an entity is required to perform goodwill and indefinite-lived trade names impairment valuations annually, or sooner if triggering events are identified. We observed continued market volatility including significant declines in our market capitalization during the three-month period ended June 30, 2022, which we identified as a triggering event. In response to the triggering event, we performed an interim evaluation and a market capitalization reconciliation during the first quarter of fiscal 2023, which resulted in non-cash goodwill and indefinite-lived intangible assets impairment charges.
(2) Legal Settlement
Legal settlement is a loss contingency accrual related to a legal settlement for a class action lawsuit related to advertisement of our treadmills.

(3) Acquisition and other related costs
On September 17, 2021, we acquired VAY AG ("VAY") for aggregate purchase consideration of approximately $27.0 million. We accounted for the transaction as a business combination. Acquisition and other costs are reflected in general and administrative costs and consist of acquisition related closing costs and a contingent consideration arrangement. The contingent consideration arrangement requires the Company to recognize $3.9 million compensatory expense over an 18 month service period.